SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                  (Amendment No.   )

Filed by the Registrant X
Filed by a Party other than the Registrant

Check the appropriate box:

   Preliminary Proxy Statement
   Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
X  Definitive Proxy Statement
  1 Definitive Additional Materials
  2 Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      VICORP Restaurants, Inc.
                      ------------------------
          (Name of Registrant as Specified In Its Charter)

                        Stanley Ereckson, Jr.
                        ---------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X    No fee required
     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a6(i)(2) or
            Item 22(a)(2) of Schedule 14A.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:
     _________________________________________________________
2)   Aggregate number of securities to which transaction applies:
     _________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
     _________________________________________________________
4)   Proposed maximum aggregate value of transaction:
     _________________________________________________________
5)   Total fee paid:
     _________________________________________________________

     Fee paid previously with preliminary materials

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:_____________________________________________
     2)   Form, Schedule or Registration Statement No.:________________________
     3)   Filing Party:______________________________________________
     4)   Date Filed:______________________________________________

                 VICORP RESTAURANTS, INC.
                  400 West 48th Avenue
                 Denver, Colorado 80216
                     _____________

                        PROXY
                      STATEMENT
                    _____________

            Annual Meeting of Shareholders To
                Be Held December 7, 2000

General Information on The Meeting

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VICORP Restaurants, Inc. (the "Company") whose principal offices are located at 400 West 48th Avenue, Denver, Colorado 80216, telephone number (303) 296-2121, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, December 7, 2000, at 11:00 a.m. Denver time, at the Company's offices at 400 West 48th Avenue, Denver, Colorado 80216, and at any adjournment thereof.

     This Proxy Statement and the form of Proxy are first being sent to shareholders on approximately October 27, 2000.

Shareholder Proposals

     Any shareholder proposal to be considered for presentation at the 2001 Annual Meeting of Shareholders must be received by the Company in writing at its executive offices on or before November 27, 2000, to be considered for inclusion in the Company's proxy materials. If a shareholder desires to present a proposal for consideration at the 2001 Annual Meeting of Shareholders which is not timely submitted for inclusion in the Company's proxy materials and the shareholder fails to notify the Company by February 10, 2001, of such proposal, the management proxies may use their discretionary voting authority when the proposal is raised at the Annual Meeting without any discussion of the matter in the Proxy Statement.

Revocability of Proxy

     Any shareholder giving a proxy has the power to revoke it at any time prior to the voting of the shares represented by the proxy, by either (1) filing with the Secretary of the Company at 400 West 48th Avenue, Denver, Colorado 80216, an instrument revoking the proxy or a duly executed proxy bearing a later date; or (2) attending the Meeting and, after notifying the Secretary of the Company, voting the shares covered by the proxy in person.

      Officers and other employees of the Company, for no additional compensation, may solicit proxies by telephone or personal interview as well as by mail. The cost of soliciting proxies will be borne entirely by the Company.

      Only shareholders of record at the close of business on the record date, October 24, 2000, will be entitled to notice of and to vote at the Meeting. There were outstanding on the record date 6,780,674 shares of the Company's $.05 par value Common Stock ("Stock").

      Each share of Stock is entitled to one vote on each matter to come before the Meeting. In the election of Directors, cumulative voting is not allowed. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with the best judgment of the persons named in the solicited proxy. Shares of the Company representing one-third of the votes entitled to be cast by all outstanding shares of Stock will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the Meeting will be sufficient for approval of the matters to come before the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Since the affirmative vote of the holders of shares of Stock representing a majority of the votes represented at the Meeting is required for approval of the matters to come before the Meeting, abstentions will have the effect of a negative vote.


         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stock

      The following tablesets forth information as of October 17, 2000, with respect to the beneficial ownership of VICORP's Stock by all persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares, each director of the Company, each of the executive officers named in the Summary Compensation Table (see Compensation of Directors and Executive Officers) and all directors and executive officers of the Company as a group.

               Name and                         Amount and
              Address of                        Nature of
 Title of     Beneficial                        Beneficial        Percent
  Class         Owner                           Ownership         of Class
 --------     ----------                        ----------        --------
Stock        Southeastern  Asset                1,279,900 <F1>      18.88%
(par value     Management, Inc.
$.05 per     6410 Poplar Avenue, Suite 900
share)       Memphis, TN 38119

             Quaker Capital                       807,351 <F2>       11.91%
               Management Corporation
             1300 Arrott Building
             401 Wood Street
             Pittsburgh, PA 15222

             First Manhattan Co.                  612,913 <F3>        9.04%
             437 Madison Avenue
             New York, NY 10022

             Dimensional Fund Advisors,Inc.       580,500 <F4>        8.56%
             1299 Ocean Avenue, 11th Floor
             Santa Monica, CA 90401-1038

             Franklin Advisory Services,Inc.      493,763 <F5>        7.28%
             One Parker Plaza, 16th Floor
             Fort Lee, NJ 07024

             Carole Lewis Anderson                 23,000 <F6>            *
             3616 Reservoir Road NW
             Washington, DC 20007

             Bruce B. Brundage                     33,000 <F6>            *
             5290 DTC Parkway
             Suite 160
             Englewood, CO 80111

             Charles R. Frederickson              162,654 <F6>         2.38%
             400 West 48th Avenue
             Denver, CO 80216

             John C. Hoyt                          54,196 <F7>             *
             500 SE Sixth Street
             Bartlesville, OK 74003

             Robert E. Kaltenbach                  70,858 <F6>         1.03%
             400 West 48th Avenue
             Denver, CO 80216

             Robert T. Marto                       16,000 <F6>             *
             354 New Canaan
             Wilton, CT 06897

             Dennis B. Robertson                   27,290 <F6>              *
             P. O. Box 2196
             Edwards, CO 81632

             Richard E. Sabourin                  102,641 <F6>          1.49%
             400 West 48th Avenue
             Denver, CO 80216

             Joseph F. Trungale                   100,000 <F6>          1.45%
             400 West 48th Avenue
             Denver, CO 80216

             Hunter Yager                          14,871 <F6>              *
             314 West Fields
             Manchester, VT 05255

             Arthur Zankel                        171,463 <F8>          2.52%
             437 Madison Avenue
             New York, NY 10022

             All directors                        775,973             10.80%
             and executive officers
             as a group (11 persons
             including those
             named above)

_______________________

    * Percent of class is less than 1%

   <F1> Of the 1,279,900 shares beneficially owned, the shareholder has sole voting power over 281,000 shares, shared voting power over 982,400 shares, no voting power over 16,500 shares, sole dispositive power over 297,500 shares, and shared dispositive power over 982,400 shares.

   <F2> Of the 807,351 shares beneficially owned, the shareholder has sole voting power over 356,351 shares, shared voting power over 451,000 shares, sole dispositive power over 356,351 shares, and shared dispositive power over 451,000 shares.

   <F3> Of the 612,913 shares beneficially owned, the shareholder has sole voting power over 364,500 shares, shared voting power over 242,875 shares, sole dispositive power over 364,500 shares, and shared dispositive power over 248,413 shares.

   <F4> Of the 580,500 shares beneficially owned, the shareholder has sole voting and dispositive power over all the shares.

   <F5> Of the 493,763 shares beneficially owned, the shareholder has sole voting and dispositive power over all of the shares.

    <F6> Includes 22,000, 18,000, 50,000, 18,000, 70,833, 16,000, 18,000,
100,000, 100,000, and 12,000 shares which Ms. Anderson, Messrs. Brundage, Frederickson, Hoyt, Kaltenbach, Marto, Robertson, Sabourin, Trungale, and Yager, respectively, have the right to purchase under options that are presently exercisable.

   <F7> Includes 34,833 shares owned directly by Mr. Hoyt, 18,000 shares which he has the right to purchase under options that are currently exercisable, and 1,363 shares the receipt of which he has deferred under the Company's Deferred Stock Plan for nonemployee directors. See Directors' Compensation.

    <F8> Includes 152,100 shares owned directly by Mr. Zankel, 18,000 shares which he has the right to purchase under options that are currently exercisable, and 1,363 shares the receipt of which he has deferred under the Company's Deferred Stock Plan for non-employee directors. See Directors' Compensation.

     VICORP is unaware of any arrangement which would at a subsequent date result in a change in the control of the Company.


                     ELECTION OF DIRECTORS

      Directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and shall qualify. Each of the persons nominated is currently a member of the Board of Directors.


              NOMINEES FOR ELECTION AT THE ANNUAL MEETING


                                                               Served as
                                                               a director
Name and Age                    Position                         since
------------                    --------                       ----------
Carole Lewis Anderson, 56     Director of the Company           April 1991

Bruce B. Brundage, 65         Director of the Company           August 1988

Charles R. Frederickson, 62   Chairman of the Board             June 1968

John C. Hoyt, 72              Director of the Company           October 1982

Robert T. Marto, 55           Director of the Company           August 1989

Dennis B. Robertson, 63       Director of the Company           August 1988

Joseph F. Trungale, 59        Director, Chief Executive         November 1999
                              Officer, and President of
                              the Company

Hunter Yager, 71              Director of the Company           April 1996

Arthur Zankel, 68             Director of the Company           October 1988

     Carole Lewis Anderson became a director in April 1991. Since June 1995, she has been a principal of Suburban Capital Markets, Inc., a commercial real estate mortgage company. Ms. Anderson is also a trustee of AARP Cash Investment Funds, AARP Growth Trust, AARP Income Trust, AARP Managed Investment Portfolios Trust, and AARP Tax-Free Income Trusts.

     Bruce B. Brundage became a director of the Company in August 1988. Since 1973, Mr. Brundage has been the President of Brundage & Company, a Denver-based company specializing in the private placement of long-term financing and the negotiation, appraisal, and arrangement of mergers and acquisitions.
Mr. Brundage is also a director of Black Hills Corporation.

    Charles R. Frederickson, a director of the Company since 1968, was appointed to the position of Chairman of the Board in November 1986.

    John C. Hoyt, a director since October 1982, has for more than the past five years been an officer, director, and controlling shareholder of Midwest Pancake Houses, Inc., which is a Village Inn franchisee. See Certain Transactions.

    Robert T. Marto, a private investor, has been a director since August 1989. He was the President and Chief Executive Officer of White River Corporation from December 1993 to December 1997.

    Dennis B. Robertson became a director of the Company in August 1988. In January 2000 he retired from his position as President/CEO of DOCK'S Great Fish, Inc., which operates seafood restaurants. From October 1991 to January 2000, Mr. Robertson held various positions with DOCK's Great Fish, Inc., including Chairman, Chief Executive Officer, and President.

    Joseph F. Trungale was appointed Chief Executive Officer of the Company in May 2000. He became a director in November 1999 simultaneously with his appointment as President of the Company. Since joining the Company in July 1997, he has held various positions with the Company, including Regional Operating Partner for Bakers Square and President/Bakers Square Division.

    Hunter Yager became a director in April 1996. In 1985 he retired from Grey Advertising, Inc., where he was an Executive Vice President. Since his retirement, he has been an independent consultant in marketing and advertising.

    Arthur Zankel became a director of the Company in October 1988. He is a Managing Member of Zankel Capital Advisors, LLC, investment advisors to
High Rise Partnerships.  Until December 31, 1999, he was a General
Partner of First Manhattan Co., a money management firm, a position he had held for more than five years. Mr. Zankel is also a director of Citigroup and White Mountains Insurance Group.

    The Board of Directors, while not having a nominating committee, does have standing Audit and Compensation Committees. The Audit Committee met three times in fiscal 1999, and consisted of Ms. Anderson and Messrs. Brundage, Hoyt, Marto, Dudley C. Mecum, Robertson, Yager, and Zankel. The functions of the Committee are to recommend to the Board of Directors the appointment of the Company's independent auditors, review the fee arrangements and scope of the annual audit, and consider the comments of the independent and internal auditors with respect to internal controls.
Mr. Mecum resigned his position as a director on May 30, 2000.

    The Compensation Committee, which also acts as the Regular Stock Option Committee for the Company's 1982 Stock Option Plan, was composed of Ms. Anderson and Messrs. Brundage, Marto, Dudley C. Mecum, Robertson, Yager, and Zankel.
That committee met two times during fiscal 1999. The Committee recommends to the Board of Directors officers' salaries, administers executive compensation plans, grants options, and approves bonuses for the Company's executive employees.

    During fiscal 1999, the Board of Directors met six times. Each of the Directors attended at least 75% of the meetings of the Board of Directors and the committees of which that person was a member.

          COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary of Cash and Certain Other Compensation

    The following table discloses compensation received by the Company's Chief Executive Officer and named executive officers for the three fiscal years ended October 31, 1999.

                          Summary Compensation Table

                                                       Long Term
                          Annual Compensation         Compensation
                          -------------------         ------------
                                                Other
                                                annual   Securities
                                                compen-  underlying    All other
Name and Principal        Salary      Bonus     sation   Options/      compensation
     Position      Year    ($)         ($)       ($)     SARs (#)          ($)
     --------      ----   ------      -----     -------  ----------    ------------
Charles R.         1999   300,000   125,086                                3,721
 Frederickson <F1> 1998   301,828   120,300                                3,861
 Chairman, Chief   1997   311,538    63,000                                3,562
 Executive Officer
 and President

Robert E.          1999   296,626    105,000                               3,680
 Kaltenbach <F2>   1998   198,463    390,384               100,000         3,688
 President/        1997   181,267    150,000                               3,522
 Village Inn
 Division

Richard E.         1999   250,000    104,239                               3,544
 Sabourin <F3>     1998   250,621    100,250                               3,648
 Executive Vice    1997   259,201     52,500                               1,091
 President/Chief
 Financial
 Officer

Joseph F.          1999   241,346    157,500     90,000                      379
 Trungale <F4>     1998   253,269    153,075                50,000           218
 President/Baker   1997    40,385
 Square Division

<F1> Mr. Frederickson was appointed Chief Executive Officer and President in
May 1998. The amount shown under "All Other Compensation" represents $3,200 paid each year as the Company's matching contribution under its 401(k) plan and $362, $661, and $521 paid by the Company for term life insurance premiums for the years 1997, 1998, and 1999, respectively.

<F2> The amount shown under "All Other Compensation" represents $3,200 paid each year as the Company's matching contribution under its 401(k) plan and $322, $488, and $480 paid by the Company for term life insurance premiums for the years 1997, 1998, and 1999, respectively.

<F3> The amount reflected in the column captioned "All Other Compensation"
represents $791, $3,200, and $3,200 paid as the Company's matching contribution under its 401(k) plan and $300, $448, and $344 paid by the Company for term life insurance premiums for the years 1997, 1998, and 1999, respectively.

<F4> Mr. Trungale was appointed to the position of Chief Executive Officer in
May 2000, and President in November 1999. He first joined the Company as a Regional Operating Partner for the Chicago Bakers Square Restaurants in
July 1997. Under "All Other Compensation," the amount shown represents the Company's payment for term life insurance premiums. The amount reflected in the column captioned "Other Annual Compensation" represents the amount he was reimbursed by the Company for his expenses in relocating to Denver.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

    The following table provides information on option/SAR exercises in fiscal 1999 by the named executive officers and the value of such officers' unexercised options/SARs at October 31, 1999.

                                                                     Value of
                                                                   unexercise in-
                                                     Number of        the-money
                                                    unexercised    options/SARs at
                                                  options/SARs at  fiscal year-end
                                                  fiscal year-end         ($)
                                                       (#)                ---
                          Shares                       ---
                        acquired on     Value
                          exercise     realized    Exercisable/     Exercisable/
Name                        (#)          ($)      unexercisable     unexercisable
----                        ---          ---      -------------     -------------
Charles R.                                             0/0                0/0
 Frederickson
Robert E.                                        41,666/58,334      43,748/87,502
 Kaltenbach
Richard E.                                       75,000/25,000     403,125/134,375
 Sabourin
Joseph F.                                        16,666/33,334      43,748/87,502
 Trungale

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the Compensation Committee for fiscal 1999 were Carole Lewis Anderson, Bruce B. Brundage, Robert T. Marto, Dudley C. Mecum, Dennis B. Robertson, Hunter Yager, and Arthur Zankel. Mr. Mecum resigned his position as a director on May 30, 2000.


Employment Contracts and Termination of Employment and Change-of-Control Arrangements

    Mr. Sabourin executed an employment agreement of undefined term with the Company in July 1996. Mr. Sabourin is to receive a base salary of $250,000 per year and is eligible to participate in the incentive bonus program, if any, as approved annually by the Board of Directors. Pursuant to the agreement, Mr. Sabourin was granted the option to purchase a total of 100,000 shares of the Company's Stock at an exercise price of $11.50 per share, the fair market value of the Company's Stock on the date of grant.
The options vest in 25,000-share increments on September 1, 1997, 1998, 1999, and 2000. The agreement provides Mr. Sabourin benefits consistent with those provided to other Company officers.

   Certain employees of the Company, including Messrs. Kaltenbach, Sabourin, and Trungale, have entered into employment severance agreements with the Company. Those agreements expire December 31, 2001, unless a Change-of-Control occurs prior to that date, then the agreements expire two years after the Change-of-Control. If a covered employee is terminated within one year following a Change-of-Control, the employee is entitled to the following payments. If the termination is because of death, disability, retirement, the employee's voluntary action, or for cause (as defined in the agreement), the Company must pay all earned, but unpaid, compensation to the date of termination. If the termination is for other reasons, the Company must pay all compensation earned and unpaid, as of the date of termination; a lump sum cash payment equal to two times the employee's base salary at the greater of the rate in effect on the date of the Change-of-Control or the Notice of Termination; and the amount equal to the bonus compensation the employee earned in the most recent fiscal year for which the employee earned a bonus. Additionally, the Company must provide for eighteen (18) months following termination, or until the employee obtains other comparable benefits from another employer, medical, hospitalization, and dental benefits comparable to those provided prior to the Change-of-Control. All stock options granted the employee become immediately exercisable upon a Change-of-Control. If the employee is terminated within the second year after a Change-of-Control, the benefits the employee is to receive are the same except the base salary component of the lump sum payment is based upon one, not two, times base salary.

    Under the severance agreements, a Change-of-Control is defined as a change in beneficial ownership of 50% or more of the combined voting power of the Company; the first purchase of stock in a non-Company sponsored tender or exchange offer; or upon shareholder approval of certain mergers, consolidations, sales, or disposition of substantially all of the Company's assets; a plan of liquidation; or a change in at least two-thirds of the members of the Board absent approval of the then existing Board members.

    In April 1989, Mr. Frederickson entered into an employment severance agreement with the Company. The terms of that agreement are substantially the same as described above for other Company employees except (i) if termination is for reasons other than cause, disability, retirement or by the voluntary action of the employee, the lump sum cash payment shall be equal to two and three-quarters times his annual base salary plus the amount equal to the bonus compensation to which he was entitled during the most recent fiscal year in which he earned a bonus; and (ii) if he becomes employed within one year after termination, he shall repay to the Company any cash compensation actually received by him as a result of such employment during the one-year period up to a specified amount.


Report of the Compensation Committee

     This report discusses the manner in which base salaries, incentive compensation, and stock option grants for the Company's Chief Executive Officer and other executives named in the Summary Compensation Table were determined for the 1999 fiscal year.

     The Company's compensation policies for the stated individuals are administered by the Compensation Committee of the Board of Directors, all members of which are outside directors. The compensation policies are intended to enhance the financial performance of the Company by aligning the financial interest of the Company's executives with those of its shareholders. The Committee believes that the most effective executive compensation program is one which serves to attract and retain talented individuals who are incented to achieve both current and longterm management goals in keeping with the ultimate goal of enhancing shareholder value.

     The primary components of executive compensation are base salary, cash bonus and longer-term incentives in the form of stock option grants.

Base Salaries

    The base salary of Mr. Sabourin was established by the terms of his employment agreement. See Employment Contract and Termination of Employment and Change-of-Control Arrangements for a discussion of that agreement.

    The base salaries, which were in the median range of the companies included in the survey described below, of Messrs. Frederickson, Kaltenbach, and Trungale were determined by the Compensation Committee in December 1998. In making the determinations, the committee reviewed information contained in the 1998 Chain Restaurant Compensation Association Survey, considered the Company's performance, and evaluated the competitiveness of the entire compensation packagefor each.

    The independently conducted Chain Restaurant Compensation Association Survey was deemed to be an appropriate indicator of the competitiveness of the Company's salaries when compared with other restaurant companies because of the number and nature of companies participating. In excess of sixty companies participated. Public and private companies in various segments of the restaurant industry were represented. Included among those companies were ones on the Dow Jones Entertainment & Leisure - Restaurant Index.


Bonus Program

    In December 1998, the Compensation Committee approved a bonus program for certain officers of the Company, including Messrs. Frederickson and Sabourin, which was predicated upon achievement of overall Company performance against a set baseline of earnings before interest and taxes as computed in accordance with generally accepted accounting principles. The measure of earnings before interest and taxes and the baseline that was established (which was an increase over the previous year) were selected by the Committee as being appropriate because of their direct relationship to shareholder interest. Under the program each participating executive officer could earn a bonus of up to 52% of the executive's base salary. Bonuses were determined by application of a formula that takes into account the extent to which the earnings' target was met or exceeded. In fiscal 1999, results exceeded by 6.73% the earnings' target, resulting in a bonus payment to the participating executive officers of 39.71% of that individual's base salary.

    With respect to Mr. Kaltenbach, in December 1998, the Compensation Committee approved a bonus program. The payout, a percentage of profit and income, was predicated upon achieving store operating profits (restaurant results excluding corporate overhead). The measures were selected because of their direct relationship to Mr. Kaltenbach's areas of control and responsibility. In fiscal 1999, the targets achieved resulted in a bonus payment to Mr. Kaltenbach equal to approximately .45% of the Village Inn store operating profit.

    Mr. Trungale's bonus program was predicated upon the store operating profits (restaurant results excluding corporate overhead) for the Bakers Square Restaurants. That measure was selected because of its focus on increasing profits and because it was directly tied to his area of control and responsibility. Mr. Trungale's performance resulted in a bonus payment equal to approximately .7% of the gross store operating profit of the Company's
Bakers Square Restaurants.


1999 Stock Options

    No stock options were granted to any of the named executive officers during fiscal 1999. The decision not to grant additional options was made after the Committee considered the amount and terms of the options currently held by each of the named executives. It was the position of the Committee that the options currently granted were comparable to those offered by similar restaurant companies and were sufficient to create a direct link between the long-term interest of the executives and the Company's shareholders.

    On November 1, 1999, Mr. Trungale, in connection with his appointment as the Company's President, was granted the option to purchase 50,000 shares of the Company's Common Stock. The exercise price is $16.75 per share, the fair market value of the Company's Common Stock on the date of grant. The options vest 16,666 shares on November 1, 1999; and 16,667 shares on each of November 1, 2000, and 2001. In making the grant, the Committee considered the amount and terms of the options currently held by each of the named executive officers and the increased level of responsibility being undertaken by Mr. Trungale.


Deductibility of Compensation

    The Compensation Committee has considered the potential impact of
Section 162(m) (the "Section") of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held company for individual compensation exceeding $1 million in any tax year for any of the named executive officers, unless the compensation is performance-based. The Company intends to structure its compensation plans to achieve maximum deductibility under the Section with minimal sacrifices in flexibility and Company objectives. The Compensation Committee will consider the deductibility of compensation payments in connection with future compensation arrangements with the named executive officers, but deductibility will not be the sole factor used by the Compensation Committee in determining appropriate levels or types of compensation. If, in the judgment of the Compensation Committee, the benefits of a compensation package that does not satisfy the requirements of the Section outweigh the costs to the Company of a failure to comply with the Section, the Compensation Committee may adopt compensation arrangements in the future under which payments are not deductible under the Section.


Compensation Committee Members

    This report is submitted by the members of the Compensation Committee of the Board of Directors:

               Dennis B. Robertson, Chairman
               Carole Lewis Anderson
               Bruce B. Brundage
               Robert T. Marto
               Dudley C. Mecum
               Hunter Yager
               Arthur Zankel


Directors' Compensation

   In fiscal 1999 the compensation of non-employee directors was changed. From November 1, 1998, through May 31, 1999, the nonemployee directors were compensated for their services at the rate of $2,000 per fiscal quarter, plus $1,000 per day for services rendered, and reimbursement of actual expenses incurred. Each non-employee director was also granted options to purchase 2,000 shares of the Company's stock, pursuant to the terms of the now-terminated 1983 Non-Qualified Stock Option Plan. The options were granted at 100% of the fair market value of the Company's Common Stock on the date of grant.

    Effective July 1, 1999, the non-employee directors' compensation was changed to $2,000 per calendar quarter, plus each such director is to receive common stock of the Company equal to $20,000 annually, and reimbursement for actual expenses incurred. The stock grant is made quarterly. The quarterly stock grant is $5,000 in value based upon the average closing price of the Company's common stock during the last five trading days prior to the end of the quarter rounded to a full share. Each nonemployee director can elect to place the shares into the Company's Deferred Stock Plan for non-employee directors.


                          PERFORMANCE GRAPH

    The following performance graph reflects the percentage change in the Company's cumulative total shareholder return on common stock as compared with the cumulative total return of the Dow Jones U.S. Equity Index and the Dow Jones Entertainment & Leisure - Restaurant Index.

                               Oct. 28    Oct. 31   Oct. 31   Oct. 31   Nov. 1    Oct. 31
                                 1994       1995      1996      1997      1998      1999
                                 ----       ----      ----      ----      ----      ----
VICORP Restaurants, Inc.         16.750    11.000    14.500    15.500    14.125    16.875
Dow Jones RestaurantIndex       796.600  1051.540  1152.920  1140.860  1609.820  1848.400
Dow Jones U.S. Equity Index     561.220   709.270   877.420  1164.460  1412.960  1767.520

                         CERTAIN TRANSACTIONS

   John C. Hoyt, a director of the Company, and members of his family are the principal shareholders of Midwest Pancake Houses, Inc.("MPH"). MPH has been a franchisee of the Company since 1970. During fiscal 1999 MPH operated seven Village Inn Restaurants in Oklahoma. MPH paid an initial franchise fee of $1,000 for six and $10,000 for one of the units and pays franchise service fees equal to 2% of gross sales at each of the locations. Total franchise service fees paid by MPH in fiscal 1999 were $174,676. MPH additionally was indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at any time during fiscal 1999 was $51,991. As of October 17, 2000, MPH's open account was current.

    MPH is also the managing partner for a franchised Village Inn Restaurant located in New Mexico. In fiscal 1999 the franchisee, 3155 Associates Limited Partnership ("3155"), paid franchise service fees (2.7% of gross sales at that location) in the amount of $38,557. It was also indebted to the Company on its open account. The largest aggregate amount outstanding on that open account at
any time during fiscal 1999 was $7,341.   As of October 17, 2000, 3155's
open account was current.

Ratification of Certain Transactions

     The transactions described in the foregoing discussion have been approved or ratified by the unanimous vote of those directors having no interest in those transactions. The Company believes that the terms of those transactions are no less favorable to the Company than those that could have been obtained from independent third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

    Based solely on a review of the written representation of the Company's directors and executive officers and copies of the reports they have filed with the Securities and Exchange Commission, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were followed.


               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Arthur Andersen LLP served as the Company's independent accountants for the year ended October 31, 1999. The Board of Directors selected Arthur Andersen LLP as the Company's independent accountants for fiscal 2000. Representatives of Arthur Anderson LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.


                           OTHER MATTERS

   The Company knows of no other matters to be brought before the Meeting; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.


                 ANNUAL REPORTS AND FINANCIAL INFORMATION

   A copy of the Company's Annual Report to Shareholders for the fiscal year ended October 31, 1999, has previously been or is being mailed with this Proxy Statement to each shareholder of record as of October 24, 2000.

   THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE/SHE WAS THE BENEFICIAL OWNER OF SHARES OF STOCK OF THE COMPANY ON OCTOBER 24, 2000. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                         Stanley Ereckson, Jr.,Secretary
                         VICORP Restaurants, Inc.
                         400 West 48th Avenue
                         Denver, Colorado 80216
                         Fax (303) 672-2668

   Neither the Company's Annual Report to Shareholders nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation is to be made.

                         By Order of the Board of Directors


                         Stanley Ereckson, Jr.
                         Secretary

Dated:  October 27, 2000.